UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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                                                                                WAUSAU PAPER CORP.

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Important Information

This information may be deemed to be solicitation material in respect of the solicitation of proxies from shareholders in connection with Wausau Paper Corp.’s 2013 annual meeting of shareholders.  Wausau Paper Corp. (the “Company”), its directors and certain of its executive officers and employees may be deemed to be participants in such solicitation. The Company will file a proxy statement with the Securities and Exchange Commission (the “SEC”) in connection with its 2013 annual meeting of shareholders. The proxy statement, any other relevant documents and other material filed with the SEC concerning the Company will be, when filed, available free of charge at www.sec.gov and www.wausaupaper.com.  Shareholders are urged to read the proxy statement and any other relevant documents filed when they become available because they will contain important information.

Information Regarding Participants

The Company, its directors and certain of its executive officers and employees may be deemed to be participants in the solicitation of proxies from shareholders in connection with the Company’s 2013 annual meeting of shareholders.  Information concerning these participants is available in the Company’s proxy statement for the 2012 annual meeting of shareholders filed with the SEC on March 15, 2012, and in subsequent SEC filings on Forms 3 and 4.  Shareholders are advised to read the Company’s proxy statement for the 2013 annual meeting of shareholders and other relevant documents when they become available, because they will contain important information, including information with respect to such participants. You can obtain free copies of these referenced documents as described above.

On February 11, 2013, the Company held a conference call to discuss its earnings for the fourth quarter of 2012.  A transcript of the Company’s prepared remarks follows:

PERRY GRUEBER

GOOD MORNING EVERYONE.

THANK YOU FOR JOINING US THIS MORNING.

I’M PLEASED TO BE HERE TODAY WITH:

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HANK NEWELL, OUR PRESIDENT AND CHIEF EXECUTIVE OFFICER, AND

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SHERRI LEMMER, OUR CHIEF FINANCIAL OFFICER.

ON TODAY’S CALL WE WILL REVIEW FULL YEAR AND FOURTH-QUARTER 2012 OPERATING RESULTS, STRATEGIC ANNOUNCEMENTS AND OUR OUTLOOK FOR 2013.

AFTER OUR PREPARED REMARKS WE’LL BE HAPPY TO ADDRESS YOUR QUESTIONS.

THIS CALL IS BEING WEBCAST AND SLIDES ARE PROVIDED TO SUMMARIZE KEY ELEMENTS OF OUR PRESENTATION.  YOUR WEBCAST VIEWER SHOULD ALLOW YOU TO DOWNLOAD OUR SLIDES AND THIS MORNING’S EARNINGS RELEASE, BOTH OF WHICH ARE ALSO AVAILABLE IN THE INVESTOR SECTION OF OUR WEBSITE AT WAUSAUPAPER.COM.

STATEMENTS MADE DURING THIS PRESENTATION, OTHER THAN THOSE THAT REFER TO PAST RESULTS, ARE FORWARD-LOOKING STATEMENTS MADE PURSUANT TO THE SAFE HARBOR PROVISIONS OF THE SECURITIES REFORM ACT OF 1995.

SUCH STATEMENTS, INCLUDING THOSE CONCERNING EXPECTED PERFORMANCE, PRICE INCREASES OR FUTURE EARNINGS OR DIVIDENDS,   INVOLVE RISKS AND UNCERTAINTIES THAT MAY CAUSE RESULTS TO DIFFER MATERIALLY FROM THE EXPECTATIONS SET FORTH DURING THIS DISCUSSION.

AMONG OTHER THINGS, THESE RISKS AND UNCERTAINTIES INCLUDE THE RISKS AND ASSUMPTIONS DESCRIBED IN ITEM 1A AND ITEM 7 OF THE COMPANY’S FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2011.    THE COMPANY ASSUMES NO OBLIGATION TO UPDATE OR SUPPLEMENT FORWARD-LOOKING STATEMENTS THAT BECOME UNTRUE BECAUSE OF SUBSEQUENT EVENTS.

ADDITIONALLY, OUR PRESENTATION REFERS TO CERTAIN NON-GAAP FINANCIAL MEASURES.    A RECONCILIATION OF THESE MEASURES TO GAAP IS

PROVIDED IN THE APPENDIX OF THIS PRESENTATION.  THERE YOU’LL ALSO FIND KEY STATISTICS RELATING TO INPUTS, EPS AND YOU MIGHT FIND THESE AND THE EBITDA AND EBITDA MARGIN DISCLOSURES PROVIDED THIS MORNING USEFUL.

WITH THOSE OPENING COMMENTS OUT OF THE WAY, I’LL NOW TURN THE CALL OVER TO HANK NEWELL.

HANK . . .

HENRY C. NEWELL

THANK YOU PERRY, GOOD MORNING.

MY COMMENTS THIS MORNING WILL BE FOCUSED ON THE STRATEGIC REPOSITIONING OF WAUSAU PAPER AND OUR OUTLOOK FOR THE NEXT 18-24 MONTHS.     SHERRI WILL PROVIDE DISCUSSION OF OUR FOURTH-QUARTER AND FULL YEAR RESULTS AND PROVIDE GUIDANCE ON CERTAIN DRIVERS AND ASSUMPTIONS WITH RESPECT TO OUR RESULTS IN THE COMING YEAR.

A CORE VALUE OF OUR COMPANY IS SAFETY AND OUR BELIEF THAT ALL INJURIES ARE PREVENTABLE.    WE HAD THE SAFEST YEAR IN OUR HISTORY THIS YEAR WITH FOUR OF OUR FIVE OPERATIONS RECORDING THEIR INDIVIDUAL BEST YEARS EVER.    THANK YOU TO THOSE EMPLOYEES WHO ARE LISTENING TO THIS CALL FOR YOUR COMMITMENT TO CREATING AN INJURY FREE WORKPLACE.

OUR TISSUE BUSINESS DELIVERED AN EXCEPTIONAL YEAR WITH CASE GROWTH OVER 3.3% IN A MARKET THAT GREW IN THE 1.3% RANGE.    GROWTH IN OUR VALUE ADDED PRODUCTS, THOSE PRODUCTS SOLD THROUGH PROPRIETARY DISPENSERS, WAS UP 5.9% IN THE FOURTH QUARTER AND ACCOUNTED FOR OVER 50% OF VOLUME.

OUR NEW TISSUE MACHINE OFFICIALLY STARTED UP IN CONVENTIONAL MODE ON DECEMBER 11TH AND TO DATE IS PERFORMING WELL AHEAD OF OUR PLANNED START UP CURVE.    THE MACHINE STARTED UP ON SCHEDULE AND ON BUDGET.     AFTER AN OUTAGE LAST WEEK FOR THE CONVERSION TO ATMOS, WE EXPECT TO PRODUCE THE FIRST PRODUCT IN ATMOS MODE FOR QUALIFICATION THIS WEEK.

TECHNICAL GROWTH OF 4.5% WAS ACHIEVED IN A WEAK INDUSTRIAL DEMAND ENVIRONMENT; THERE WERE SIGNIFICANT AREAS OF STRENGTH; TAPE WAS UP 14%, SILICONE COATED PRODUCTS 12% AND BOTH FOOD AND RELEASE LINER SECTOR GREW 4%.

WE COMPLETED THE EXIT OF OUR PRINT BUSINESS THIS YEAR GENERATING CASH OF OVER $52 MILLION INCLUSIVE OF THE SALE OF BRANDS, SHUTDOWN OF BROKAW, THE FULFILLMENT OF THE SUPPLY AGREEMENT WITH NEENAH AND THE RESULTING REDUCTION IN WORKING CAPITAL.    OUR EXPECTATIONS FOR THE EXIT HAD BEEN $20 MILLION.

THE AREA THAT NEGATIVELY IMPACTED 2012 PERFORMANCE WAS THE IMPACT OF THE PRINT EXIT AND OPERATIONAL CHALLENGES AT BRAINERD.    THIS COUPLED WITH WEAK DEMAND IN INDUSTRIAL AND TAPE MARKETS WAS A SIGNIFICANT NEGATIVE IMPACT ON SECOND-HALF AND FOURTH-QUARTER PAPER SEGMENT PERFORMANCE.

THE COMPANY EXCEEDED OUR CASH GENERATION EXPECTATIONS ENDING THE YEAR WITH $196 MILLION IN DEBT, WELL BELOW OUR EXPECTED LEVELS AS WE COMPLETE THE STARTUP AND COMMISSIONING OF OUR NEW TISSUE MACHINE.

WE ALSO COMPLETED A STRATEGIC REVIEW WHICH RESULTED IN OUR ANNOUNCED INTENT TO NARROW OUR BUSINESS FOCUS TO TISSUE.

I WOULD LIKE TO LAY OUT OUR PLAN FOR THE “STRATEGIC REPOSITIONING OF OUR COMPANY” BY FIRST PROVIDING SOME BACKGROUND ON OUR STRATEGY THEN TALKING A BIT ABOUT THE STRATEGIC REVIEW PROCESS.

OUR TISSUE EXPANSION WAS APPROVED IN APRIL OF 2011 THE PRODUCT OF MULTIPLE YEARS OF WORK TO DEFINE MARKET POTENTIAL, ASSESS EVOLVING PAPERMAKING TECHNOLOGIES, EVALUATE POTENTIAL SITES FOR A NEW MACHINE AND ENGINEER THE PROJECT.    WHEN WE APPROVED THE PROJECT WE IDENTIFIED THE DIVESTITURE OF OUR PRINT BUSINESS AND TIMBERLANDS AS FUNDING SOURCES AND THE POTENTIAL SALE OF PAPER AS A FUTURE ALTERNATIVE.    LEADING UP TO THIS APPROVAL THE COMPANY HAD WORKED HARD TO CONSOLIDATE AND NARROW THE FOCUS OF ITS PAPER BUSINESS AND PREPARE THE BALANCE SHEET TO SUPPORT A MAJOR INVESTMENT.    THESE STRATEGIES WERE IN PLACE AS WE ENTERED 2012.

I WAS APPOINTED CEO AT THE BEGINNING OF LAST YEAR AND SHORTLY THEREAFTER APPOINTED A NEW CHIEF FINANCIAL OFFICER AND NEW SENIOR VICE PRESIDENT FOR OUR TISSUE BUSINESS.    IN APRIL THREE NEW DIRECTORS WERE ELECTED TO THE BOARD, EACH OF THE NEW BOARD MEMBERS, INCLUDING MYSELF HAVE LONG CAREERS IN TISSUE.

EARLY IN THE YEAR WE EXPANDED THE ENGAGEMENT OF OUR INDEPENDENT FINANCIAL ADVISOR TO ASSIST THE BOARD IN THE EVALUATION OF ALTERNATIVES FOR PAPER.    THIS HAS BEEN AN INTENSIVE EFFORT INVOLVING OUR BOARD AND MANAGEMENT.

OVER SEVERAL MONTHS IN 2012, THE BOARD CONDUCTED A DETAILED REVIEW OF THE VALUE CREATION POTENTIAL FOR EACH OF OUR BUSINESSES.    THE REVIEW CONFIRMED THAT THE BEST STRATEGIC PATH TO DRIVE INCREASED SHAREHOLDER VALUE OVER THE NEXT SEVERAL YEARS WOULD BE TO FOCUS

EXCLUSIVELY ON THE SIGNIFICANT GROWTH OPPORTUNITIES OUR TISSUE BUSINESS PRESENTS.

IN THE FALL THE BOARD AUTHORIZED MANAGEMENT TO EXPLORE POTENTIAL DIVESTITURE TRANSACTIONS FOR OUR PAPER BUSINESS.    MANAGEMENT ALSO BEGAN TO PREPARE THE DETAILED BUSINESS PLAN FOR A TISSUE-ONLY WAUSAU.

IN JANUARY OF THIS YEAR, MANAGEMENT REVIEWED ITS FINAL RECOMMENDATION WITH THE BOARD FOR THE STRATEGIC REPOSITIONING OF THE COMPANY AND THE COMPANY SUBSEQUENTLY ANNOUNCED THE INTENT TO NARROW THE FOCUS OF OUR BUSINESS TO TISSUE.

THE STRATEGIC REPOSITIONING OF OUR COMPANY STARTS WITH NARROWING OUR FOCUS TO OUR HIGHLY SUCCESSFUL TISSUE BUSINESS AND THE BROADER TISSUE MARKETS.

THE DIVESTITURE OF THE PAPER SEGMENT IN A WAY THAT DELIVERS APPROPRIATE VALUE TO OUR SHAREHOLDERS IS A KEY STEP,  WHICH ALLOWS FOR THE REALIGNMENT AND REDUCTION OF OVERALL SELLING, GENERAL AND ADMINISTRATIVE COSTS ACROSS THE COMPANY.

AND, CREATES THE BALANCE SHEET STRENGTH TO SUPPORT THE ACCELERATION OF GROWTH IN TISSUE.

WE EXPECT TO ACHIEVE A NEAR TERM ROCE OF 15% WITHIN THE NEXT 18-24 MONTHS

2012 ADJUSTED EBITDA FOR WAUSAU PAPER WAS $68 MILLION, WITH $22 MILLION OF THAT ATTRIBUTABLE TO THE PAPER SEGMENT.    OVERALL RESTRUCTURING OF THE COMPANY, PARTICULARLY IN CENTRALIZED CORPORATE AREAS WILL RESULT IN A REDUCTION OF APPROXIMATELY $13

MILLION RESULTING IN A PROFORMA EBITDA AFTER REPOSITIONING OF $59 MILLION.    THE EXPECTED BENEFITS OF OUR TISSUE EXPANSION DELIVER A TOTAL WAUSAU EBITDA OF APPROXIMATELY $140 MILLION BY 2017.    50-60% OF THE EXPANSION BENEFITS WILL OCCUR BY THE END OF 2014 WITH IMMEDIATE BENEFITS FROM PRODUCT DESIGN AND MANUFACTURING COST THIS YEAR.

ON A PROFORMA BASIS THE EXIT OF OUR PAPER SEGMENT AND RESTRUCTURING OF OVERALL SG&A MOVES OUR 2012 ADJUSTED ROCE FROM 4% TO 10%.    THE EXECUTION OF OUR TISSUE EXPANSION RESULTS IN THE COMPANY EXCEEDING OUR NEW LONG-TERM ROCE TARGET OF 18%.    WE EXPECT TO ALLOCATE CAPITAL FOR CONTINUED ORGANIC INVESTMENT AND ADJACENCY EXPANSION IN A WAY THAT SUPPORTS CONTINUED ABOVE-MARKET GROWTH AND SUSTAINS A LONG TERM 18% ROCE.    WE ARE WELL DOWN THE ROAD IN EXECUTING ALL ELEMENTS OF THIS STRATEGY.

FOCUSING IN ON THE NEAR TERM WAUSAU PAPER ON A PROFORMA BASIS POST REPOSITIONING WOULD HAVE HAD A 10% ROCE IN 2012, THIS REFLECTS THE IMPACT OF CAPITAL SPENDING, HIRING OF PERSONNEL, AND CONSTRUCTION AND STARTUP OF THE NEW TISSUE MACHINE.    THE OUTAGE TO COMMISSION ATMOS AND NEW PRODUCT QUALIFICATION WILL BE REFLECTED IN FIRST HALF RESULTS AND PRESSURE ROCE THIS YEAR.    SECOND HALF WILL SEE AN ACCELERATING STEP CHANGE IN PERFORMANCE AS PRODUCT IS COMMERCIALIZED WITH THE COMPANY ACHIEVING A NEAR-TERM ROCE OF 15% BY 2014.

LOOKING AT THIS YEAR:

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WE EXPECT TO MAKE SIGNIFICANT PROGRESS IN THE REPOSITIONING OF OUR COMPANY STARTING WITH THE DIVESTITURE OF OUR PAPER BUSINESS.

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WE EXPECT TO BUILD ON THE MOMENTUM OF 2012 WORKING WITH OUR CUSTOMERS TO AGAIN ACHIEVE ABOVE-MARKET TISSUE CASE GROWTH OF 6%.

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WE WILL COMMERCIALIZE OUR TISSUE MACHINE ON A RANGE OF PRODUCTS TAKING ADVANTAGE OF THE CAPABILITIES OF THE ATMOS TECHNOLOGY TO PRODUCE NEW TO THE MARKET PREMIUM TOWEL & TISSUE WITH 100% RECYLED FIBER.

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WE WILL RELAUNCH OUR DUBLNATURE BRAND IN THE SECOND QUARTER WHICH WILL DEMONSTRATE SIGNIFICANTLY ENHANCED PRODUCT ATTRIBUTES;

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AND LAUNCH A NEW BRAND ARTISAN IN THE FOURTH QUARTER THAT WILL TARGET THE TOP QUALITY TIERS OF THE AWAY-FROM-HOME MARKET.

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WE WILL BE PROVIDING OUR CUSTOMERS GREEN LEADERSHIP ACROSS THE ENTIRE PRODUCT SPECTRUM, COUPLED WITH INVESTMENTS IN PROPRIETARY DISPENSING AND CONVERTING; AND A LEVEL OF SALES & MARKETING SUPPORT THAT WE BELIEVE IS UNSURPASSED IN THE INDUSTRY.

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WE LOOK FORWARD TO SHARING OUR PROGRESS THIS YEAR AS WE REPOSITION THE COMPANY FOR GROWTH IN TISSUE.

I WOULD NOW LIKE TO TURN THIS OVER TO SHERRI.

SHERRI….

SHERRI L. LEMMER

THANK YOU HANK AND GOOD MORNING.

AS DISCUSSED PREVIOUSLY, DUE TO THE SALE OF OUR PREMIUM PRINT & COLOR BUSINESS AND THE RESULTING CLOSURE OF OUR MANUFACTURING FACILITY IN BROKAW, WISCONSIN, WE HAVE RECLASSIFIED OUR RESULTS OF OPERATIONS TO DISTINGUISH BETWEEN CONTINUING AND DISCONTINUED OPERATIONS.    TODAY WE WILL FOCUS OUR DISCUSSION ON THE RESULTS OF CONTINUING OPERATIONS SO WE WON’T BE DISCUSSING THE RECLASSIFICATIONS IN DEPTH DURING THIS CONFERENCE CALL. HOWEVER, THE APPENDIX TO OUR PRESENTATION PROVIDES THE ADDITIONAL RECONCILIATION DETAIL.

FOR THE 2012 FULL YEAR, WE REPORTED CONSOLIDATED NET SALES OF $822 MILLION AND ADJUSTED EARNINGS PER SHARE FROM CONTINUING OPERATIONS OF $.22 COMPARED TO PRIOR YEAR NET SALES OF $823 MILLION AND ADJUSTED EARNINGS PER SHARE FROM CONTINUING OPERATIONS OF $.33.

LOOKING AT A RECONCILIATION OF ADJUSTED EARNINGS PER SHARE, YOU CAN SEE THE VARIOUS ELEMENTS THAT TAKE US FROM THE PRIOR YEAR RESULTS TO OUR DECEMBER 31, 2012, ADJUSTED EARNINGS PER SHARE.

AS HANK MENTIONED, WE EXPERIENCED GROWTH IN OUR TISSUE SEGMENT, WITH CASES SHIPPED INCREASING 3.3 PERCENT YEAR OVER YEAR AND IN OUR PAPER SEGMENT WITH TECHNICAL SECTORS IMPROVING 4.5 PERCENT YEAR OVER YEAR.

ON A CONSOLIDATED BASIS, FAVORABLE FIBER AND ENERGY BENEFITED OUR RESULTS BY APPROXIMATELY $0.36 PER SHARE.

DURING 2012, WE HAD AN UNFAVORABLE IMPACT IN BOTH OF OUR BUSINESS SEGMENTS FROM SELLING PRICE AND THE IMPACT OF MIX, EQUALING APPROXIMATELY $.22 PER SHARE,

AND, AN IMPACT OF $.20 PER SHARE, WITH APPROXIMATELY 65 PERCENT OF THE IMPACT OCCURING IN THE SECOND HALF OF 2012, DUE TO HIGHER LEVELS OF WAGES AND FRINGES AS WE INCREASED OUR WORKFORCE IN ANTICIPATION OF THE STARTUP OF OUR TISSUE MACHINE IN KENTUCKY AND EXPERIENCED INCREASED FRINGE CHARGES IN PAPER.

OPERATIONAL IMPACTS WERE UNFAVORABLE BY APPROXIMATELY $.13 PER SHARE AND INCLUDED UNABSORBED MANUFACTURING OVERHEAD AS WE STARTED UP OUR NEW TISSUE MACHINE IN KENTUCKY AND, IN PAPER,  GENERAL OPERATIONAL ISSUES.  BOTH SEGMENTS ALSO INCURRED ADDITIONAL MAINTENANCE-RELATED SPEND IN 2012 COMPARED TO 2011.

FOR TISSUE, IN 2012, WE EXECUTED IN LINE WITH OUR COMMITMENTS TO GROW VOLUME, MEASURED IN CASES, BY 3 TO 4 PERCENT OVER THE PRIOR YEAR.  OUR MOMENTUM BUILT THROUGHOUT THE YEAR, FINISHING WITH 4 PERCENT GROWTH IN THE FOURTH QUARTER OF 2012, AND A RECORD 16 MILLION CASES SHIPPED DURING THE TWELVE MONTH PERIOD.

ADDITIONALLY, WHILE WE EXPERIENCED OVERALL AVERAGE SELLING PRICE DECLINES, THESE DECLINES – WERE THE RESULT OF A PURPOSEFUL REPOSITIONING OF PRODUCT LINES AND COST STRUCTURE THAT ALLOWED US TO IMPROVE ADJUSTED OPERATING PROFIT AND YEAR OVER YEAR MARGIN — WITH ADJUSTED OPERATING MARGINS AT 12 PERCENT COMPARED TO 10 PERCENT IN 2011,

AND ADJUSTED EBITDA MARGINS OF 20.1% IN 2012 COMPARED TO THE PRIOR YEAR’S 18.9%.  THE FOURTH QUARTER OF 2012 ADJUSTED OPERATING MARGIN OF 12 PERCENT FELL SLIGHTLY BELOW OUR TARGET OF 13% DUE TO THE MID-

DECEMBER STARTUP OF OUR NEW TISSUE MACHINE IN KENTUCKY.  UNABSORBED MANUFACTURING VARIANCES REALIZED FOLLOWING  THE STARTUP OF THE MACHINE WERE NOT EXCLUDED FROM OPERATING PROFIT TO ARRIVE AT ADJUSTED OPERATING PROFIT RESULTS AND THEREFORE IMPACTED OPERATING MARGIN BY APPROXIMATELY TWO PERCENTAGE POINTS.

AS HANK DISCUSSED, OUR $220 MILLION TISSUE EXPANSION PROJECT IS PROGRESSING AS PLANNED.

CUMULATIVE PROJECT SPEND THROUGH THE END OF 2012 WAS $187 MILLION, WITH $176 MILLION OF CAPITAL SPENDING AND $11 MILLION ATTRIBUTABLE TO PROJECT RELATED EXPENSE.

WE ARE PROJECTING APPROXIMATELY $20 MILLION IN PROJECT SPENDING IN THE FIRST QUARTER OF 2013 AND WE EXPECT TO PRODUCE AND COMMERCIALIZE PREMIUM PRODUCT IN THE FIRST HALF OF THIS YEAR.

TURNING TO OUR PAPER SEGMENT, IN 2012, AS MENTIONED, WE ACHIEVED 4.5 PERCENT GROWTH OVER 2011 IN OUR TECHNICAL SECTORS.

THE SEGMENT REPORTED AN ADJUSTED OPERATING LOSS OF $1.4 MILLION COMPARED TO THE PRIOR YEAR ADJUSTED OPERATING PROFIT OF $16.1 MILLION.

2012 IS THE STORY OF TWO VERY DIFFERENT HALVES.

DURING THE FIRST HALF OF 2012, WE SOLD OUR PREMIUM PRINT AND COLOR BUSINESS MARKING THE END OF OUR MATERIAL PARTICIPATION IN THAT SECTOR OF THE UNCOATED FREESHEET MARKET.    AS WE WORKED THROUGH THE TRANSITION OF THAT BUSINESS TO NEENAH PAPER, SHIPMENTS OF PRINT GRADES FROM OUR BRAINERD, MINNESOTA MANUFACTURING FACILITY IN THE

FIRST HALF OF 2012 EXCEEDED THE FIRST HALF OF THE PRIOR YEAR BY MORE THAN 20 PERCENT.  AT THE SAME TIME, OUR TECHNICAL SPECIALTY BUSINESS, LOCATED PRIMARILY AT OUR MOSINEE AND RHINELANDER, WISCONSIN FACILITIES, GREW BY APPROXIMATELY 8 PERCENT OVER THE FIRST HALF OF 2011.

IN THE SECOND HALF OF 2012, AS A RESULT OF THE ACCELERATED EXIT PLAN WITH RESPECT TO THE LEGACY PRINT AND COLOR BUSINESS, SHIPMENTS OF THOSE GRADES DECLINED NEARLY 50 PERCENT COMPARED TO THE FIRST HALF OF 2012, RESULTING IN AN IMPACT TO THE SECOND HALF ADJUSTED OPERATING PROFIT OF $4.4 MILLION.

WHILE THIS DECLINE IN VOLUME ALLOWED FOR TECHNICAL SPECIALTY QUALIFICATION EFFORTS AT OUR BRAINERD FACILITY, A WEAKENING DEMAND ENVIRONMENT COMBINED WITH OPERATIONAL CHALLENGES PUT SIGNIFICANT PRESSURE ON OPERATING RESULTS FOR THE PAPER SEGMENT IN THE SECOND HALF OF 2012.

SPECIFICALLY, THE WEAK DEMAND ENVIRONMENT UNFAVORABLY IMPACTED OUR TECHNICAL SPECIALTY BUSINESS BY APPROXIMATELY $5.2 MILLION, WITH THE VOLUME OF TONS SHIPPED DECLINING APPROXIMATELY 7 PERCENT IN THE SECOND HALF OF 2012 COMPARED TO THE FIRST HALF OF THE YEAR.

AS I MENTIONED EARLIER, PRESSURE TO THE SECOND HALF OF THIS YEAR WAS ALSO THE RESULT OF OPERATIONAL CHALLENGES AND THE FOURTH QUARTER SHUTDOWN OF CONVERTING OPERATIONS AND MARKET-RELATED DOWNTIME AT THE BRAINERD FACILITY.  OPERATIONS ACCOUNTED FOR AN UNFAVORABLE IMPACT OF APPROXIMATELY $3.0 MILLION.

AS DISCUSSED DURING 2012, WE CONTINUE TO MANAGE THE ELEMENTS OF OUR BALANCE SHEET TO PROVIDE NECESSARY FUNDING FOR OUR GROWTH

STRATEGIES.  WE WERE ABLE TO MAINTAIN OUR LONG TERM DEBT BELOW OUR ORIGINAL FORECAST—ENDING THE YEAR AT $196.2 MILLION WITH DEBT TO CAPITAL ON A REPORTED BASIS AT 48.8%.  OUR TOTAL DEBT CAPACITY IS $325 MILLION, AND REMAINING CAPACITY AT DECEMBER 31, WAS APPROXIMATELY $129 MILLION.

TO PROVIDE A LITTLE MORE DETAIL WITH RESPECT TO OUR CHANGE IN NET DEBT, OVER THE LAST 24 MONTHS WE HAVE DEVELOPED AND EXECUTED VARIOUS STRATEGIES TO GENERATE CASH TO PROVIDE ADEQUATE FUNDING OF OUR TISSUE EXPANSION PROJECT.

AS A RESULT OF SUCCESSFUL PLANNING AND EXECUTION OF THESE STRATEGIES, LIKE THE SALE OF OUR REMAINING TIMBERLANDS AND THE SALE AND EXIT FROM OUR PREMIUM PRINT AND COLOR BUSINESS THAT GENERATED $52 MILLION IN CASH FROM ITEMS SUCH AS WORKING CAPITAL REDUCTIONS AND THE SALES OF THE BUSINESS AND THE MANUFACTURING FACILITY -- WE HAVE INCREASED OUR LEVEL OF NET DEBT ONLY $67 MILLION, SPENDING APPROXIMATELY $227 MILLION ON CAPITAL PROJECTS AND PROVIDING $24 MILLION IN FUNDING OF DEFINED BENEFIT PENSION OBLIGATIONS.

LOOKING FORWARD, WE EXPECT DEBT LEVELS TO INCREASE THROUGH THE FIRST HALF OF 2013 AS WE CONTINUE TO WORK THROUGH THE STARTUP OF OUR NEW TISSUE MACHINE AND COMMERCIALIZATION OF PREMIUM PRODUCTS.  IN ADDITION, A CAUTIOUS ECONOMIC OUTLOOK WITH U.S. GDP FOR THE FIRST HALF OF 2013 FORECASTED TO BE UNDER 2%, WILL PRESENT EBITDA CHALLENGES FOR OUR PAPER SEGMENT.  WE ARE CURRENTLY FORECASTING PEAK DEBT IN THE RANGE OF $235-$240 MILLION—WHICH WILL LIKELY OCCUR IN THE THIRD QUARTER OF 2013 BEFORE DECLINING AS WE APPROACHED YEAR END.   DURING THE YEAR WE EXPECT TO STAY BELOW A REPORTED DEBT TO TOTAL CAPITAL RATIO OF 55%.

WE WILL CONTINUE TO ACTIVELY AND PRUDENTLY MANAGE AGAINST OUR TOTAL DEBT CAPACITY AND BELIEVE WE HAVE SUFFICIENT CAPACITY TO MEET OUR FUNDING OBLIGATIONS.

A FINAL COMMENT WITH RESPECT TO CAPITAL SPENDING.    WE ALLOCATED APPROXIMATELY $131 MILLION OF CAPITAL FUNDS TOWARD THE TISSUE EXPANSION PROJECT, WITH TOTAL CAPITAL SPENDING OF $149 MILLION FOR THE YEAR.

IN 2011, TOTAL CAPITAL SPEND WAS $78 MILLION, WITH MORE THAN HALF OF THAT ALLOCATED TO THE TISSUE EXPANSION PROJECT.

OUR CAPITAL SPENDING FORECAST FOR 2013 IS $50 MILLION, WITH APPROXIMATELY 80% OF THOSE DOLLARS DIRECTED TOWARD OUR TISSUE SEGMENT.

OUR DRIVERS FOR 2013 INCLUDE EXPECTED VOLUME GROWTH, AS MEASURED BY CASES SHIPPED, OF MORE THAN 6% FOR OUR TISSUE SEGMENT.  WE EXPECT THAT WE WILL REALIZE EBITDA MARGINS OF BETWEEN 21 AND 23 PERCENT BY THE FOURTH QUARTER OF 2013, WITH A FIVE YEAR TARGET FOR THE SEGMENT OF BETWEEN 25 AND 27 PERCENT.  THESE RANGES DO NOT INCLUDE THE STRATEGIC REPOSITIONING IMPACTS DISCUSSED EARLIER BY HANK.

FOR PAPER, WE EXPECT ADJUSTED EBITDA IMPROVEMENT OF APPROXIMATELY $15 MILLION OVER 2012.  IMPROVEMENT WILL BE REALIZED THROUGH SALES PRICE AND MIX IMPROVEMENTS IN OUR CORE TECHNICAL BUSINESS AND THE REALIZATION OF COST IMPROVEMENT IN OUR PAPERMAKING OPERATIONS.

BEFORE I TURN THE CALL BACK OVER TO HANK, I WANTED TO REVIEW ASSUMPTIONS FOR 2013.  WITH THE NEW TISSUE MACHINE IN FULL OPERATIONS THIS YEAR, WE EXPECT DEPRECIATION AND AMORTIZATION TO INCREASE

BETWEEN $8 AND $10 MILLION AND BE IN THE FULL YEAR RANGE OF $54 TO $57 MILLION.  THIS INCREASE OVER 2012 IS ALL ATTRIBUTABLE TO OUR TISSUE BUSINESS.

IN 2012, WE CAPITALIZED $4.7 MILLION OF INTEREST AS A RESULT OF OUR EXPANSION PROJECT.  IN 2013, WE ARE FORECASTING INTEREST EXPENSE IN THE RANGE OF $9 TO $11 MILLION.

I DISCUSSED EARLIER, CAPITAL SPEND FOR 2013 OF APPROXIMATELY $50 MILLION.

OUR DEFINED BENEFIT PENSION CASH CONTRIBUTION REQUIREMENTS WILL BE SIGNIFICANTLY LOWER THAN 2012 AS WE DO NOT EXPECT LARGE SETTLEMENTS FROM EXISTING PLANS AND WE WILL BENEFIT FROM FUNDING RELIEF PROVIDED TO PLAN SPONSORS IN 2012.

DEFINED BENEFIT PENSION EXPENSE WILL ALSO BE LOWER IN 2013, AS WE DO NOT EXPECT TO HAVE SETTLEMENT CHARGES FOR OUR ACTIVE PENSION PLANS.

IN SUMMARY, FROM A FINANCE PERSPECTIVE, WE ARE ANTICIPATING PRESSURE ON EBITDA AND DEBT LEVELS IN THE FIRST HALF OF 2013 DUE TO THE COMMISSIONING OF ATMOS TECHNOLOGY AND THE COMMERCIALIZATION OF PRODUCTS OFF OF OUR NEW TISSUE MACHINE AND CONTINUED ECONOMIC WEAKNESS IN THE TECHNICAL SECTORS OF OUR PAPER SEGMENT.

WE WILL CONTINUE TO MANAGE WORKING CAPITAL LEVELS AND CAPITAL SPEND TO MINIMIZE THE IMPACT ON OUR CAPITAL STRUCTURE AND ALLOW FOR OUR CONTINUED FOCUS ON GROWTH IN OUR TISSUE BUSINESS.

WITH THAT, I WILL TURN THE CALL BACK TO HANK.

HANK . . .

HENRY C. NEWELL

THANK YOU SHERRI.

I WOULD LIKE TO MAKE A COUPLE OF FINAL COMMENTS:

WHILE WE HAVE ANNOUNCED OUR INTENT TO DIVEST PAPER OUR PAPER SEGMENT IS A STRONG BUSINESS ALIGNED AGAINST GROWTH MARKETS WITH THE TRUST AND RESPECT OF OUR CUSTOMERS AND SUPPLIERS.    WE EXPECT TO DIVEST THIS BUSINESS IN A WAY THAT CREATES SIGNIFICANT VALUE FOR OUR SHAREHOLDERS, PROTECTS OUR CUSTOMERS, BUT ALSO PUTS THIS COMPANY IN A POSITION FOR FUTURE SUCCESS.    I WOULD LIKE TO THANK EVERY EMPLOYEE FOR THEIR COMMITMENT TO WAUSAU PAPER AND FOR THEIR WILLINGNESS TO EMBRACE CHANGE AND OPPORTUNITY.    IN ADDITION, I WOULD LIKE TO ALSO THANK OUR SHAREHOLDERS FOR THEIR ONGOING SUPPORT AND CONSTRUCTIVE COUNSEL.

THANK YOU,

PERRY, WE CAN OPEN IT UP FOR QUESTIONS.

PERRY GRUEBER

THANK YOU HANK, SHERRI….

THAT CONCLUDES THE FORMAL COMMENT PORTION OF TODAY’S CALL.

WE ANTICIPATE RELEASING FIRST QUARTER EARNINGS ON APRIL 30 AND LOOK FORWARD TO OUR NEXT SCHEDULED CONFERENCE CALL SET FOR 11:00 AM EASTERN THAT MORNING.

WE APPRECIATE YOUR TAKING PART IN TODAY’S DISCUSSION AND YOUR INTEREST IN WAUSAU PAPER.

THANK YOU.